UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current report pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2008

WJ COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Commission file number 000-31337

Delaware	94-1402710
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 River Oaks Parkway, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

(408) 577-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

WJ Communications, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated March 9, 2008 with TriQuint Semiconductor, Inc., a Delaware corporation (“Parent”) and its wholly owned subsidiary, ML Acquisition, Inc., a Delaware corporation (“Merger Sub”).

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those shares with respect to which appraisal rights are properly exercised, will be converted into the right to receive $1.00 per share in cash (the “Merger Consideration”). In addition, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) that are vested will be converted into the right to receive cash in an amount equal to the Merger Consideration and all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of the option. Each outstanding award of Restricted Stock and PARSUs that has not vested will continue in effect following the Merger, provided that instead of a right to receive Company stock, the right to receive cash equal to the Merger consideration will be substituted therefor.

The Company’s Board of Directors, unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interest of the Company’s stockholders. Thomas Wiesel Partners LLC serves as financial advisor to the Company, and rendered a fairness opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Company’s stockholders in the Merger transaction. Shumaker, Loop & Kendrick, LLP is serving as legal counsel to the Company.

Completion of the Merger is subject to customary closing conditions including approval by the Company’s stockholders. The consideration is expected to be paid by Parent from cash on hand and the transaction is not subject to a financing condition. The parties currently expect that the Merger will be completed in the second quarter of 2008.

The Merger Agreement contains certain termination rights for both the Parent and the Company. In the event that (A) prior to the termination of the Merger Agreement, any alternative proposal or the bona fide intention of any person to make an alternative proposal is publicly proposed or publicly disclosed or otherwise made known to us prior to the time of such termination; (B) either (1) the Merger Agreement is terminated by Parent or the Company because after a special meeting (including any adjournments) stockholder approval was not obtained or (2) the Merger Agreement is terminated by Parent because the Company has breached or failed to perform any material covenant, agreement, representations or warranties of the Merger Agreement; and (C) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated, the Company is required to pay to Parent a termination fee of $2.45 million (the “Termination Fee”).

If the Company terminates the Merger Agreement prior to obtaining stockholder approval as a result of the board of directors concluding that in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable law to not withdraw its recommendation or effect a change in its recommendation that the Company’s stockholders approve the Merger Agreement in an manner adverse to Parent or because the Company’s board of directors shall have approved or recommended a change of recommendation with respect to the Merger Agreement, the Company must pay the Termination Fee to Parent.

The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated by reference herein. A press release issued March 10, 2008 relating to the Merger Agreement and the Merger is attached as Exhibit 99.1 hereto and incorporated by reference herein. The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by reference to Exhibit 2.1.

Item 8.01.	Other Events.

On March 10, 2008, the Company issued a press release announcing its second production order for a TD-SCDMA Multi Chip Module chipset valued at slightly over $1 million. A copy of the press release is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1*	Agreement and Plan of Merger, dated March 9, 2008, by and among TriQuint Semiconductor, Inc., ML Acquisition, Inc. and WJ Communications, Inc.

99.1	Press Release dated March 10, 2008 announcing merger agreement.

99.2	Press Release dated March 10, 2008 announcing TD-SCDMA order.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WJ COMMUNICATIONS, INC.

By:	/s/ R. Gregory Miller
R. Gregory Miller
Chief Financial Officer

Dated: March 10, 2008